(1) The Reporting Person, a director of the
issuer, is a managing director and member of Warburg
Pincus LLC, a New York limited liability company,
and a general partner of Warburg Pincus & Co., a
New York general partnership ("WP"). Warburg Pincus
Partners LLC, a New York limited liability company
and subsidiary of WP, is the general partner of
Warburg, Pincus Equity Partners, L.P., a Delaware
limited partnership (together with two affiliated
partnerships, "WPEP"). WPEP beneficially owns
31,401,560 shares of the issuer's common stock,
par value $0.01 per share ("Common Stock").
Under Rule 16a-1 of the Securities Exchange Act of
1934, as amended, the Reporting Person may be deemed
to be the beneficial owner of an indeterminate
portion of the shares of Common Stock beneficially
owned by WPEP.   The Reporting Person disclaims
beneficial ownership of all shares of the Common
Stock beneficially owned by WPEP, except to the extent of any indirect pecuniary interest therein.
Charles R. Kaye and Joseph P. Landy are Managing
General Partners of WP and Managing Members and
Co-Presidents of WP LLC and may be deemed to control
WPEP. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.
(2) The transaction being reported on this statement occurred pursuant to an underwriting agreement, dated April 19, 2007, in connection with the registered public offering of the issuer's Common
Stock.